Exhibit 10.13

Synlogic, Inc.

301 Binney Street, Suite 402

Cambridge, MA 02142

Revised

July 17, 2019

Richard Riese

Re:         Employment Letter Agreement

Dear Richard,

I am pleased to provide you with the terms and conditions of your employment by Synlogic, Inc. a Delaware corporation, Inc. (hereinafter referred to collectively with its subsidiaries as the “Company”).   This offer is contingent on the receipt of satisfactory professional references by Russell Reynolds.

1.

Position. Your position will be Chief Medical Officer (CMO), reporting to the Company’s Chief Executive Officer. In addition to performing duties and responsibilities associated with the position of Chief Medical Officer, from time to time the Company may assign you other related duties and responsibilities consistent with such position.

2.

Response and Start Date. This offer of employment will expire on July 19, 2019.  Please do not hesitate to contact me if you have any questions about these terms and conditions, or if I can provide any further information.

It is expected that your employment will start on September 3, 2019, or such other later date as you and the Company may mutually agree (the “Start Date”).

3.	Nature of Relationship; Status.

(a) No provision of this Agreement shall be construed to create an express or implied employment contract for a specific period of time. Either you or the Company may terminate the employment relationship at any time and for any reason upon written notice to the other party as set forth herein.

(b) You will be expected to devote the necessary full-time business time and energies to the business and affairs of the Company in order to perform your duties and you shall perform the foregoing services at the principal office of the Company, or at any other location mutually agreed upon by you and the Company.

4.	Compensation

(a) Base Salary. Your initial salary during will be at the rate of $400,000 per annum, which shall be prorated for any partial year, month or week.

(b) Bonus Opportunity. You will have the opportunity to earn a bonus of up to forty percent (40%) of your annual base salary per year, based on the achievement of or progress toward individual departmental and/or corporate objectives and goals, as reasonably determined by the Board of Directors (the “Board”), provided that to be eligible for any such bonus, you must be employed by the Company in good standing at the time such bonus is awarded. To be eligible for any such bonus for a given Fiscal Year, your Start Date must be before November 1 in that Fiscal Year.  The bonus, if any, for the first Fiscal Year will be pro-rated from the Start Date.

(c) Equity. Subject to the terms of the Company’s then applicable equity incentive plan (“Incentive Plan”) and form of option agreement, and subject to approval by the Board of Directors of the Company at the first regularly scheduled meeting following the Start Date, you will be granted an option to purchase an aggregate of one hundred and fifty thousand (150,000) shares of common stock, at an exercise price per share equal to the Fair Market Value (as defined in the Incentive Plan) of the Common Stock on the date of the grant (such grant date to be the last trading day of the month in which the Board of Directors makes the grant), intended to qualify as an “incentive stock option” to the to the maximum extent allowed under Section 422 of the Internal Revenue Code. The option will vest as to one-fourth (1/4th) of the shares, on the first anniversary of the Start Date, and the remainder will vest at one-forty-eighth (1/48th) per month thereafter. All tax consequences resulting from the grant, vesting, or exercise of the option to or by you, or from the disposition by you of such shares of Common Stock, will be your responsibility. You also will be eligible for annual equity grants at the same time when other executives receive these grants.

(d) Expenses. You will be entitled to reimbursement for all ordinary and reasonable out-of-pocket business expenses that are reasonably incurred by you in furtherance of the Company’s business, following submission of reasonably detailed receipts.

(e) Sign-on Bonus.  You will be entitled to receive a separate sign-on bonus of fifty thousand dollars ($50,000), less any applicable withholding or other taxes.  The sign-on bonus will be payable at the same time as your annual bonus in Q1 2020.

5.	Benefits.

(a) Vacation. You will be eligible for four (4) weeks paid vacation on top of the standard Massachusetts vacation days. Vacation eligibility will accrue at a rate of five (5) days per fiscal quarter of service, and up to five (5) unused vacation days may be carried over from one year to the next year.

(b) Benefits. You will be eligible to participate in the benefits provided by the Company to its employees. Where any particular benefit is governed by a formal plan document, your eligibility and coverage will be determined by such document, and the Company may change its benefit offerings from time to time in its discretion to meet its business needs. The Company retains the right to change, add or cease any particular benefit.

6.

Confidentiality, Inventions and Non-Competition. The Company considers the protection of its confidential information and proprietary materials to be very important. Therefore, as a condition of your employment, you and the Company will become parties to an Non-Competition, Non-Solicitation, Invention and Non-Disclosure Agreement substantially in the form of Attachment A-1 to this letter (the “Related Agreement”).

7.	Termination and Severance. Your employment may be terminated by you or the Company as follows:

(a) the Company may terminate your employment for “Cause” (as defined below) upon written notice to you effectively immediately, in which case you will not be entitled to receive any form of payment other than your earned compensation through your date of separation and reimbursable expenses;

(b) you may terminate your employment voluntarily other than for “Good Reason” (as defined below) upon at least thirty (30) days’ prior written notice to the Company, in which case you will not be entitled to receive any form of payment other than your earned compensation through your date of separation and reimbursable expenses; and

(c) (i) the Company may terminate your employment other than for “Cause” upon  written notice to you and (ii) you may you terminate your employment voluntarily for “Good Reason” upon at least thirty (30) days’ prior written notice to the Company, whereupon, in each case subject to and conditioned upon your execution and delivery to the Company of a formal separation agreement (which will contain, among other obligations, your release of all claims against the Company and related persons and entities, and confidentiality/non-disparagement and non-compete provisions in a form and manner satisfactory to the Company), the Company will: (A) pay you salary continuation payments at your then Base Salary rate for a period of six (6) months (the “Severance Period”) following the termination of your employment, in accordance with the Company’s regularly established payroll procedure (the “Severance Payments”), and (B) provided you are eligible for and timely elect to continue receiving group medical insurance pursuant to the “COBRA” law, continue to pay the share of the premium for health coverage that is paid by the Company for active and similarly-situated employees who receive the same type of coverage until the earlier of (i) the last day of the Severance Period, or (ii) the date on which you become eligible for healthcare insurance with a subsequent employer, unless the Company’s provision of such COBRA payments will violate the nondiscrimination requirements of applicable law, in which case this benefit will not apply. In addition, within sixty (60) days following such resignation or termination, as applicable, the Company will pay you a lump-sum payment equal to the prorated portion of your current target bonus for the fiscal year in which you are terminated (with such prorated portion determined by the number of days you were employed during such fiscal year). To the extent applicable, the Severance Payments, “COBRA” payments and lump-sum payment will commence (or, in the case of the lump-sum payment, be paid) within sixty (60) days after your termination, and once they commence, will include any unpaid amounts accrued from the date of your termination; provided, that, if such 60-day period spans two calendar years, then such payments in any event will commence, or if applicable, be paid in the second calendar year.

(d) For purposes of this letter, “Cause” means (i) your conviction of a felony, your plea of guilty or “no contest” to a felony, or your confession of guilt to a felony, in each case whether or not in connection with the performance of your duties to the Company, (ii) any act or omission by you which constitutes willful misconduct or negligence that results in loss, damage or injury to the Company or its prospects, including, but not limited to (A) disloyalty, dishonesty or a breach of fiduciary duty to the Company or its shareholders, (B) theft, fraud, embezzlement or other illegal conduct, or (C) deliberate disregard of a rule or policy of the Company, (iii) your failure, refusal or unwillingness to perform, to the reasonable satisfaction of the Board or Company. determined in good faith, any duty or responsibility assigned to you in connection with the performance of your duties hereunder, which failure of performance continues for a period of more than two weeks after written notice thereof has been provided to you by the Company or the Board, such notice to set forth in reasonable detail the nature of such failure of performance, or (iv) the material breach by you of any of the provisions of this letter or the Related Agreements.

(e) For purposes of this letter, “Good Reason” means, in the context of your resignation from your employment position with the Company, a resignation that occurs within thirty (30) days following: (i) a change in the principal location at which you provide services to the Company beyond fifty (50) miles from Cambridge, MA; (ii) a reduction in your compensation or a material reduction in your benefits, except such a reduction in connection with a general reduction in compensation or other benefits of all senior executives of the Company; (iii) a material breach of this letter by the Company that has not been cured within  two weeks days after written notice thereof by you to the Company; or (iv) a failure by the Company to obtain the assumption of this letter by any successor to the Company.

(f) In the event of your death or permanent disability (as defined below) while you are employed by the Company, your employment hereunder shall immediately and automatically terminate and the Company shall pay to you or your personal representative or designated beneficiary or, if no beneficiary has been designated by you, to your estate, any earned and unpaid base salary, pro-rated through the date of your death or permanent disability. For purposes of this letter, “Permanent Disability” shall mean your inability, due to physical or mental illness or disease, to perform the functions then performed by you for one hundred eighty (180) consecutive days, accompanied by the likelihood, in the opinion of a physician chosen by the Company and reasonably acceptable to you, that you will be unable to perform such functions within the reasonably foreseeable future; provided that the foregoing definition shall not include a disability for which the Company is required to provide reasonable accommodation pursuant to the Americans with Disabilities Act or other similar statute or regulation.

(g) The time for payment, or schedule for payment, of any severance payments due hereunder may not be accelerated, except as provided for in the Treasury Regulations promulgated under Section 409A of the Internal Revenue Code of 1986 (the “Code”), or any law replacing or superseding such Section or regulations. Notwithstanding the preceding provisions of this Section 7(g), in the case that you are deemed a “specified employee” (as defined in Section 409A(2)(B)(i) of the Code), no severance payment may be made earlier than the date which is six (6) months after the termination of employment hereunder (or, if earlier, the date of the death of the Executive) if and to the extent required by applicable law or other rules of any stock exchange upon which any of shares of the Company’s capital stock are then traded.

8.	Change of Control.

(a) Notwithstanding anything to the contrary in any then outstanding option agreement or stock based award, and subject to any permitted action by the Board under the Company’s applicable equity plan to terminate options or other stock based awards upon a Change of Control, in the event that, within the twelve (12) month period that immediately follows or the thirty (30) day period immediately prior to a Change in Control (as defined below), your employment with the Company is terminated: (i) on account of your death or Permanent Disability, (ii) by the Company without Cause, or (iii) as a result of your resignation for Good Reason, then all of your then unvested restricted stock and/or options to purchase shares of the Company’s Common Stock shall accelerate and become fully vested. As used herein, “Change in Control” shall mean the (i) the sale of the Company by merger in which the shareholders of the Company in their capacity as such no longer own a majority of the outstanding equity securities of the Company (or its successor); (ii) any sale of all or substantially all of the assets or capital stock of the Company (other than in a spin-off or similar transaction); or (iii)) any other acquisition of the business of the Company, as determined by the Company’s Board of Directors in their sole discretion. For the avoidance of doubt, in no event shall a bona fide equity or debt financing of the Company, including a financing in which greater than 50% of the Company’s outstanding equity securities are acquired by a third-party be deemed a “Change of Control” for purposes of this letter.

9.	General.

(a) Entire Agreement. This letter, together with the Related Agreements, will constitute our entire agreement as to your employment by or consultancy for the Company and will supersede any prior agreements or understandings, whether in writing or oral.

(b) Notices. All notices, requests, consents and other communications hereunder will be in writing, will be addressed to the receiving party’s address set forth above or to such other address as a party may designate by notice hereunder, and will be either (i) delivered by hand, (ii) sent by overnight courier, (iii) sent by registered mail, return receipt requested, postage prepaid (iv) sent by facsimile, electronic mail or electronic PDF transmission, in each case with confirmation retained. All notices, requests, consents and other communications hereunder will be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (ii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, (iii) if sent by registered mail, on the fifth business day following the day such mailing is made or (iv) when confirmation is received, if sent by facsimile or electronic transmission.

(c) Modifications and Amendments. The terms and provisions of this letter may be modified or amended only by written agreement executed by the parties hereto.

(d) Waivers and Consents. The terms and provisions of this letter may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent will be deemed to be or will constitute a waiver or consent with respect to any other terms or provisions of this letter, whether or not similar. Each such waiver or consent will be effective only in the specific instance and for the purpose for which it was given, and will not constitute a continuing waiver or consent.

(e) Assignment. The Company may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of the Company’s business or that aspect of the Company’s business in which you are principally involved. You may not assign your rights and obligations under this letter without the prior written consent of the Company and any such attempted assignment by you without the prior written consent of the Company will be void.

(f) Benefit. All statements, representations, warranties, covenants and agreements in this letter will be binding on the parties hereto and will inure to the benefit of the respective successors and permitted assigns of each party hereto. Nothing in this letter will be construed to create any rights or obligations except between the Company and you, and no person or entity other than the Company will be regarded as a third party beneficiary of this letter.

(g) Governing Law. This letter and the rights and obligations of the parties hereunder will be construed in accordance with and governed by the law of The Commonwealth of Massachusetts, without giving effect to the conflict of law principles thereof.

(h) Jurisdiction, Venue and Service of Process. Any legal action or proceeding with respect to this letter will be brought in the courts of The Commonwealth of Massachusetts (or, if appropriate, a federal court located within The Commonwealth of Massachusetts). By execution and delivery of this letter, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts.

(i) WAIVER OF JURY TRIAL. ANY ACTION, DEMAND, CLAIM OR COUNTERCLAIM ARISING UNDER OR RELATING TO THIS AGREEMENT WILL BE RESOLVED BY A JUDGE ALONE AND EACH OF THE COMPANY AND YOU WAIVE ANY RIGHT TO A JURY TRIAL THEREOF.

(j) Counterparts. This letter may be executed in two or more counterparts, and by different parties hereto on separate counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

You may accept this offer of employment and the terms and conditions thereof by signing the enclosed additional copy of this letter and each of the Related Agreements, which execution will evidence your agreement with the terms and conditions set forth herein and therein, and returning them to the Company; provided that the provisions of this offer of employment are contingent upon completion of a background check and receipt of appropriate documentation of your work status.

Sincerely,

SYNLOGIC, INC.

By:	/s/ Adam Thomas
Name:	Adam J. Thomas
Title:	Chief Human Resources Officer

Accepted and Approved:
/s/ Richard Riese
Print Name: Richard Riese

Date: July 19, 2019